UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 6, 2005

Grant Life Sciences, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	000-50133	82-0490737
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

64 East Winchester, Suite 205, Murray, Utah		84107
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	801-261-8736

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On April 6, 2005, Grant Life Sciences, Inc. (the "Company") entered into an employment agreement with Don Rutherford, its Chief Financial Officer, effective as of April 1, 2005 (the "Employment Agreement").

Mr. Rutherford will receive a salary of $125,000 annually as compensation for approximately 50% of Mr. Rutherford's time. Additionally Mr. Rutherford has been granted 750,000 stock options under the Company's 2004 Stock Incentive Plan. One third of the options vest immediately and the remaining 2/3 vest monthly over the next two years. Mr. Rutherford will be eligible to participate in such benefits and perquisites, including any bonus program, as is offered from time to time by the Company to senior management. The Company may terminate Mr. Rutherford's employment for any reason upon at least 30 days notice. If the termination is within 90 days of the April 1st start date, the employee will receive 1 month of severance pay. After 90 days of employment, the employee will receive 2 months of severance. For each additional period of 6 months of employment, an additional month will be added to the severance payment.

In connection with the Employment Agreement, Mr. Rutherford will remain a partner Tatum CFO Partners, LLP ("Tatum"). In connection therewith, the Employment Agreement contemplates an agreement with Tatum whereby a portion of Mr. Rutherford’s salary and bonuses will be paid to Tatum for access to Tatum’s resources for use in Mr. Rutherford’s employment with the Company.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1 Employment Agreement dated April 6, 2005 between Don Rutherford and Grant Life Sciences, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grant Life Sciences, Inc.

April 6, 2005	By:	Don Rutherford

Name: Don Rutherford
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated April 6, 2005 between Don Rutherford and Grant Life Sciences, Inc.